EXHIBIT 99.4


 December 1, 2000

 Entertainment Technologies and Programs, Inc.
 Attn: James D. Butcher
 16055 Space Center Blvd., Ste. 230
 Houston, Texas 77062

 Doug Butcher,

          This letter is to welcome Entertainment Technologies and Programs, Inc. as a client of E. Squared Management Inc and to confirm our agreement regarding the terms and conditions under which you have retained us to render Financial and marketing services to you in connection with ETPI.

          With respect to the above-referenced matter, and other matters for which you may request us to render services from time to time, unless otherwise agreed in writing, we will bill at our prevailing rates for all time of any nature whatsoever including telephone calls, consultation, research, travel, correspondence and other time. We may elect to have certain of such costs billed directly to you by the provider, and you agree to pay such costs promptly upon receipt of bills. We will also bill you for transportation, meals, lodging and all other costs of necessary out-of-town travel, but we will obtain your approval prior to incurring any such costs.

                   In the event that a particular matter requires the services of a specialist, or you require services in an area in which we feel that we do not have sufficient expertise to effectively counsel you, we reserve the right to retain a specialist in the field, to be approved in advance by you, and the charges for these services will be at such specialist prevailing rates and will be billed to you as an out-of-pocket cost.

          We usually render monthly statements itemizing the services performed and costs expended during the preceding billing period, and itemizing the charges therefor. We ask that all statements be paid when received and that you account be kept current.
 We reserve the right to impose a late charge on outstanding balances over thirty (30) days past due, at the highest rate permissible by law. In the absence of any written objection to any statement so rendered within thirty (30) days after you receipt of same, you will be deemed to have accepted and acknowledged the statement as correct through the period covered.

          We also reserve the right to require that you deposit fees and-/or costs in advance with us from time to time, which we call a "retainer." The amount of any retainer requested by us will depend upon the nature of the matter involved, you history of payment, and our relationship. We customarily require retainers when litigation is involved. Any such retainer paid by you will, unless otherwise specified, be refundable to the extent not used, and will be deposited into our client trust account, to be applied against fees and costs when and as incurred. Our monthly statements will reflect any sums transferred out of the trust account to pay the current bull. No interest is paid on any such retainer, and we may request additional retainer amounts as the amount deposited is exhausted.

          We have agreed that an initial retainer of options @ .10 per share for 250,000 shares. The company will issue, as designated, pursuant to a Securities and Exchange Commission Registration statement of Form S-8, 250,000 shares of common stock.
 The company will immediately initiate the issuance of such stock to us, but we understand that it will credit your retainer account and we assume all market risk related to the ownership of the stock.

          Upon termination of our services to you, all of your files and records will be returned to you, but we reserve the right to copy such files and records, at your expense, and you agree to reimburse us for the costs of reproduction.

          It is agreed that this engagement letter is executed in Baltimore, Maryland and that if any action is required thereon, that said action should be brought in Baltimore, Maryland

          In the performance of financial and marketing services for you, we cannot and do not warrant results or final developments. Be assured that it is our desire to afford you conscientious and diligent service, seeking at all times to achieve solutions that are reasonable to you and in to your best interests. We will take reasonable steps to keep you informed as to the status of all matters in which we represent you.

          You agree to provide us, in a timely manner, with complete and accurate information and documentation, as applicable, to enable us to effectively represent you. You may discharge us at any time and we may withdraw with you consent or for good cause.
 Good cause includes your breach of this Agreement, your refusal to cooperate with us or to follow our advice on a material matter, or any fact or circumstance that would render or continuing representation unlawful or unethical.

          If this letter correctly sets forth our understanding and agreement, please date and sign the enclosed copy where indicated, and return the same to our office at your earliest convenience. If you have any questions regarding anything contained herein, or at any time have problems with the billing or otherwise, please feel free to call me.

                   We look forward to a long lasting and mutually beneficial relationship.

                                                      Sincerely,

                                                      E. Squared Management


                                                      By:/s/David Epstein
                                                          ---------------------
                                                          David Epstein


          Accepted and agreed this 1st day of December 2000.

                                  Entertainment Technologies and Programs, Inc.


                                  By: /s/James D. Butcher
                                    --------------------------------------
                                     James D. Butcher, President